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Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Meru Networks International, Inc.	Delaware
Meru Networks India Private Limited	India
Meru Networks K.K.	Japan
Meru Networks B.V.	Netherlands
Meru Networks PTY. Ltd.	Australia
Meru Networks Canada, Inc.	British Columbia
Meru Networks Singapore PTE Limited	Singapore
Meru Networks UK Limited	United Kingdom
Meru Networks Germany, GmbH	Munich

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT